Exhibit 99.1

Barnes Group Inc. 123 Main Street Bristol, CT 06010 Tel: 860.583.7070

NEWS RELEASE

BARNES GROUP INC. REPORTS
THIRD QUARTER 2007 FINANCIAL RESULTS

▪	Net sales of $360 million, up 12% from prior year quarter
▪	Operating margin increases 1.6 percentage points to 11.1%
▪	Net income rises 47%; diluted EPS of $0.47, up 34%

Bristol, Connecticut, November 2, 2007---Barnes Group Inc. (NYSE: B), a leading aerospace and industrial components manufacturer and distributor, today reported third quarter 2007 net income growth of 46.7 percent to $27.7 million, or $0.47 per diluted share, compared to the prior-year quarter.  Third quarter results were driven by strong Aerospace performance with record sales, operating profit, and backlog, as well as continued strength in Barnes Industrial.  The increase in net income reflects 11.9 percent revenue growth driven by strong Aerospace demand and continued success in the aerospace aftermarket business.  Operating income improved 31.2 percent over the prior-year quarter as a result of the profit contribution from higher sales volume within Barnes Aerospace and Barnes Industrial as well as continued company wide efforts focused on operational enhancements.  Operating margin increased 1.6 percentage points in the third quarter 2007 to 11.1 percent.

“Barnes Group continued its solid performance by achieving its 19th consecutive quarter of double-digit sales growth while posting strong increases in operating profit and net income for the third quarter of 2007,” said Gregory F. Milzcik, President and Chief Executive Officer, Barnes Group Inc.  “To further our success, our focus is on execution, growth, and productivity.  We will continue to take on challenges directly, such as key initiatives within Barnes Distribution, to improve our long-term operating and financial performance and to realize the Company’s full potential.”

“Barnes Group generated strong revenue growth and improved profitability in the first three quarters of 2007.  We continue to demonstrate a consistent pattern of growth in earnings and earnings per share over the prior year.  As we look toward the end of the year, based on the strength of the Aerospace and Industrial businesses and on current conditions, we are refining our full-year estimate of diluted earnings per share to $1.79 - $1.83, or 30 percent growth over 2006 and at the top-end of our previous estimate of $1.74 - $1.83,” said William C. Denninger, Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.

“We continue to consider opportunities to enhance and improve our operating performance across all of our businesses.  In connection with this we are considering product rationalization and realignment activities within Barnes Industrial.  The potential 2007 charges associated with these actions are currently estimated at approximately $2.5 million to $3.0 million, on an after-tax basis, and are not included in our full-year diluted earnings per share estimate.  The actions we are considering would be expected to provide improvements to 2008 results.

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"In addition, not included in the 2007 full-year estimate is a one-time charge, not to exceed $3.3 million on income tax expense in the fourth quarter of 2007, as a result of a recently-enacted change to tax laws in Mexico," continued Denninger.

(millions; except	Three months ended September 30,					Nine months ended September 30,
per share data)	2007	2006	Change			2007	2006	Change
Net Sales	$360.4	$322.0	$38.4	11.9%		$1,080.6	$930.8	$149.8	16.1%
Operating Income	$40.1	$30.6	$9.5	31.2%		$123.6	$87.4	$36.2	41.4%
Operating Margin	11.1%	9.5%	-	1.6	pts.	11.4%	9.4%	-	2.0	pts.
Net Income	$27.7	$18.9	$8.8	46.7%		$83.7	$55.3	$28.4	51.2%
Net Income Margin	7.7%	5.9%	-	1.8	pts.	7.7%	6.0%	-	1.7	pts.

Net Income Per Diluted Share	$0.47	$0.35	$0.12	34.3%		$1.47	$1.06	$0.41	38.7%

As previously reported, during the third quarter, the Company realigned its reportable business segments by transferring the stock spring catalog and custom solutions business, from Barnes Distribution to Barnes Industrial, whose Engineered Springs business manufactures many of the spring products sold by this business.  Segment information has been adjusted on a retrospective basis to reflect this change.

Barnes Aerospace

	Three months ended September 30,					Nine months ended September 30,
(millions)	2007	2006	Change			2007	2006	Change
Sales	$103.2	$77.2	$26.0	33.6%		$286.8	$218.0	$68.8	31.5%
Operating profit	$20.7	$11.3	$9.4	82.6%		$56.1	$30.5	$25.6	84.0%
Operating margin	20.1%	14.7%	-	5.4	pts.	19.6%	14.0%	-	5.6	pts.

Barnes Aerospace generated outstanding results with record sales, operating profit, and backlog in the third quarter of 2007 by leveraging strong end markets in both the manufacturing, or original equipment, and aftermarket businesses.  Key productivity measures such as sales per employee and operating profit per employee were up 24 percent and 70 percent, respectively.  Barnes Aerospace continues to embrace Lean and implement successful Lean initiatives throughout its worldwide operations.

Barnes Aerospace achieved record sales of $103.2 million in the third quarter of 2007, an increase of 33.6 percent over the third quarter of 2006.  The third quarter 2007 sales increase reflects growth of 36.3 percent in aftermarket sales.  Aftermarket sales during the quarter continue to be driven by aftermarket Revenue Sharing Programs (RSPs), which grew 88.5 percent in the quarter to $15.5 million, reflecting the positive impact of additional programs since the third quarter 2006.  Also contributing to aftermarket sales growth were strong industry fundamentals and continued benefits from strategic maintenance and repair contracts, which increased Maintenance, Repair and Overhaul (MRO) sales 11.2 percent to $19.1 million in the third quarter of 2007.  The MRO sales growth during the quarter was, and is expected to remain, above industry averages due to Barnes Aerospace’s focus on service, delivery, and quality.

Manufacturing sales increased 32.4 percent for the quarter on the strength of the manufacturing backlog.  The total order backlog at Barnes Aerospace at the end of the third quarter of 2007 was

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$469.9 million, up from $403.0 million at December 31, 2006.  Approximately 60 percent of the backlog at September 30, 2007 is expected to be shipped within the next 12 months.

Barnes Aerospace’s third quarter 2007 operating profit was $20.7 million, an increase of 82.6 percent from the 2006 period.  Barnes Aerospace has generated quarter-over-quarter growth in operating profit for 15 consecutive quarters.  Operating profit was positively impacted by the profit contribution from the highly profitable aftermarket RSPs as well as the higher sales volume increases in both the overhaul and repair and manufacturing businesses.

During the third quarter, Barnes Aerospace broke ground in Ogden, Utah on the construction of a new state-of-the-art manufacturing facility for producing precision aerospace components for use in a wide range of aircraft engine and airframe applications, particularly the GEnx and Trent 1000 engines.  Specializing in complex assembly, welding, vacuum furnace brazing, hot, cold, and superplastic forming, multi-axis milling, laser, and waterjet cutting technologies, the Ogden manufacturing facility will be a prime source for complex fabrication of high-temperature metals including titanium, hasteloy, inconel and stainless steels.  This new facility will enhance Barnes Aerospace’s ability to meet customer needs by employing the latest techniques in operational excellence, the cornerstone of Barnes Aerospace’s success.

The new facility is expected to be operational by the second half of 2008.  Costs related to the expansion during the third quarter were approximately $0.3 million.  Full-year operating profit is expected to be negatively impacted by approximately $0.8 million in 2007, lower than previously estimated due to refinements in estimated lease costs.  Considering Barnes Aerospace’s costs associated with capacity expansion, transfer of production, new product introductions, and enterprise wide-investments, the full year 2007 estimated operating margin is projected to be approximately 19%.

Barnes Distribution

	Three months ended September 30,					Nine months ended September 30,
(millions)	2007	2006	Change			2007	2006	Change
Sales	$132.0	$123.8	$8.2	6.6%		$409.3	$349.3	$60.0	17.2%
Operating profit	$2.7	$6.0	$(3.3)	(55.5)%		$12.6	$17.4	$(4.8)	(27.6)%
Operating margin	2.0%	4.9%	-	(2.9)	pts.	3.1%	5.0%	-	(1.9)	pts.

Barnes Distribution continues to invest in its business through Project Catalyst initiatives to accelerate improvement in its operations and build a foundation for profitable growth.  Third quarter results reflect ongoing progress towards positioning the segment for continued growth and financial improvement.

Barnes Distribution achieved sales of $132.0 million in the third quarter of 2007, a 6.6 percent increase over the third quarter of 2006 primarily as a result of $6.8 million of incremental sales from the acquisition of KENT in 2006.  Barnes Distribution’s organic sales decreased $1.3 million, or approximately 1 percent.  The lower organic sales were due to softness in certain served markets in North America, primarily the construction support and transportation related markets, and as a result of the short-term effects of implementing certain Project Catalyst initiatives.  Partially offsetting this decline is continued market pricing and growth in Corporate and Tier II accounts, which grew 6 percent and 23 percent, respectively.  Foreign currency translation favorably impacted sales by approximately $2.7 million in the third quarter of 2007 as foreign currencies strengthened against the U.S. Dollar, primarily in Europe and Canada.

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Barnes Distribution’s operating profit for the third quarter of 2007 decreased $3.3 million, or 55.5 percent.  The third quarter of 2007 includes costs related to Project Catalyst of approximately $1.5 million.  Additionally, operating profit was negatively impacted by an increase in field compensation as a result of an investment in a larger fixed cost sales force.  These costs were partially offset through market pricing and lower incentive compensation.

The full-year 2007 Barnes Distribution operating margin is projected to be in the 2 to 3 percent range and takes into consideration one-time costs of approximately $7.7 million associated with Project Catalyst, of which $4.4 million has been incurred through the third quarter of 2007.  Project Catalyst costs are projected to be lower than originally anticipated based on the results of the distribution center network review and the related recommended actions.  The results reported this quarter for Barnes Distribution reflect the expected volatility from Project Catalyst.  For 2008, we remain committed to the significant operating profit performance improvement goal of 8 percent.

As previously announced, Patrick Dempsey, Vice President of Barnes Group Inc., and former President of Barnes Aerospace, has taken over responsibilities for Barnes Distribution as the new segment President.  Patrick will continue to strengthen Barnes Distribution’s efforts in enhancing profit levels and maintaining its commitment to superior customer service while continuing its intense focus on Project Catalyst.

Project Catalyst Update
As previously announced Barnes Distribution initiated Project Catalyst, consisting of four initiatives: Global Product Sourcing, Logistics Network Optimization, Sales & Margin Improvement, and European Market Development.  The goal of Project Catalyst is to service customers as effectively and efficiently as possible by leveraging Barnes Distribution’s expertise with the Vendor Managed Inventory model, and position the business for sustainable profitable growth.  During the third quarter Barnes Distribution continued to make progress within each of the initiatives.

Global Product Sourcing - The activity within the international sourcing center in Shanghai remains focused on improving the quality and cost of the supplier base.  Progress within this initiative is measured by the actual spend for globally sourced product versus total targeted global spend.  Through the third quarter, Barnes Distribution remains on schedule and has identified new suppliers totaling approximately two-thirds of the 2008 targeted level.

Logistics & Network Optimization - Upon completion of the network review, management concluded that the footprint of the U.S. distribution center network is appropriate at this time.  As part of the Canadian operations review it was determined that the optimal structure to pursue business opportunities would be to expand the warehouse in the Edmonton, Alberta area.  The expansion, which will occur during the fourth quarter, will allow Barnes Distribution Canada to maximize opportunities within one of Barnes Distribution’s targeted vertical markets, Natural Resources.

The implementation of the new Warehouse Management System, or WMS, in the Dallas distribution center continued during the third quarter.  The goal of WMS is to improve the overall efficiency of each distribution center including: receiving, inventory management, planning, fulfillment, and shipping.  To ensure a robust, integrated, and aligned set of best practice tools and processes, which maximize facility efficiency, ongoing testing within the Dallas distribution center will continue throughout the fourth quarter.  As a result, the rollout of WMS to the Chicago and Reno distribution centers are scheduled for the early part of 2008.

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Sales & Margin Improvement - During the third quarter a market-focused reorganization of Barnes Distribution’s core sales management structure was implemented along with customer-facing strategies and tools to drive long-term profitable sales growth.  The sales force integration negatively impacted sales force productivity in the third quarter as roughly 50 percent of the sales force was realigned with a new manager.  Barnes Distribution has not experienced increased sales force turnover as a result of the reorganization, demonstrating the sales management and sales force team’s support of the change.

Barnes Distribution’s new Sales Force Automation (SFA) hand-held electronic device was fully implemented in North America during the third quarter.  The customer focused technology provides greater support and further strengthens relationships with customers.  The SFA device provides the latest technology to the sales force by incorporating real-time access to product information, visibility into inventory levels, and route scheduling capabilities.

Within this initiative, as the organization develops a profit centric focus, the ongoing vertical market focus and disciplined market pricing are essential for profitable growth.

European Market Development - The KENT integration, which is a critical component of the European Market Development initiative, continues to move forward.  During the third quarter the Horsham, United Kingdom facility which included a number of back office operations was closed.  In addition, activities related to the operations of the newly expanded Flers, France distribution center focused on leveraging the single facility following the consolidation of the Elancourt, France warehouse.

Barnes Industrial

	Three months ended September 30,					Nine months ended September 30,
(millions)	2007	2006	Change			2007	2006	Change
Sales	$125.6	$121.3	$4.3	3.5%		$385.5	$364.1	$21.4	5.9%
Operating profit	$16.8	$13.2	$3.6	27.1%		$55.0	$39.6	$15.4	39.1%
Operating margin	13.4%	10.9%	-	2.5	pts.	14.3%	10.9%	-	3.4	pts.

Barnes Industrial’s operational improvement initiatives continue to generate solid financial performance.  Key productivity measures such as sales per employee and operating profit per employee were up 6 percent and 31 percent, respectively.  Barnes Industrial will continue to review opportunities to enhance and improve operating performance including product rationalization and realignment activities.

Sales at Barnes Industrial for the third quarter of 2007 were $125.6 million, a 3.5 percent increase from the third quarter of 2006.  The increase in 2007 resulted primarily from the favorable impact on sales of foreign currency translation of approximately $3.5 million in the third quarter of 2007 as foreign currencies strengthened against the U.S. Dollar, primarily in Europe.  Additionally, in the third quarter of 2007 Barnes Industrial recorded sales increases in the retention rings and nitrogen gas products businesses as compared to the 2006 period.

The general industrial end markets including tool-and-die and energy performed well during the quarter and were partially offset by the transportation, including North American heavy duty truck, telecom and electronics end markets.  Lower sales within the precision valves business were negatively impacted by continued pricing pressures in the compressor market due to the decline in

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consumer home product sales, coupled with a continued customer shift to low-cost countries and the associated localization of suppliers.

Barnes Industrial’s third quarter 2007 operating profit was $16.8 million, a 27.1 percent improvement from the comparable 2006 period.  The higher operating profit resulted primarily from increased sales within the retention rings and nitrogen gas products businesses, as well as operational improvements within Engineered Springs and higher profits from the precision forming business.  Additionally, the 2006 period included $0.6 million of reorganization costs related to a plant closure and costs for the transfer of certain production to lower-cost facilities, which did not recur in 2007.

The full-year 2007 operating margin at Barnes Industrial, including continued enterprise wide investments, is expected to be approximately 14 percent, and excludes the impact of potential realignment activities in the fourth quarter.

Total Company
Revenues - The Company reported net sales of $360.4 million in the third quarter of 2007, an increase of $38.4 million or 11.9 percent, over the third quarter of 2006; the 19th consecutive quarter of double-digit sales growth.  The sales increase reflected $25.4 million of organic sales growth primarily at Barnes Aerospace.  Additionally, acquisition related growth contributed $6.8 million due to the KENT acquisition within Barnes Distribution.  Foreign currency translation favorably impacted sales by approximately $6.2 million in 2007 as foreign currencies strengthened against the U.S. Dollar, primarily in Europe.

	Revenues
	Three months	Three months ended September 30, 2007
	ended			Foreign
	September 30,	Organic	Acquisition	Exchange
(millions)	2006	Growth	Revenues	Impact	Total
Barnes Aerospace	$77.2	$26.0	-	-	$103.2
Barnes Distribution	$123.8	$-1.3	$6.8	$2.7	$132.0
Barnes Industrial	$121.3	$0.8	-	$3.5	$125.6
Intersegment	$-0.3	$-0.1	-	-	$-0.4

Total	$322.0	$25.4	$6.8	$6.2	$360.4

Cost of Sales and S&A - Cost of sales increased 11.1 percent in the third quarter of 2007 compared with the same period in 2006 primarily as a result of higher sales levels.  The increase in cost of sales was slightly lower than the 11.9 percent increase in sales and resulted in a 0.5 percentage point improvement in gross margin, to 37.3 percent.  This improvement in gross profit margin was driven primarily by increased sales in the higher margin aerospace aftermarket RSPs and aerospace manufacturing businesses, and at Barnes Industrial, driven primarily by sales within the higher margin precision forming business, as well as overall higher selling prices and operational efficiencies.  Barnes Distribution’s gross margin was lower than the prior year, mainly as a result of the costs of activities associated with Project Catalyst.

Selling and administrative expenses increased 7.0 percent in the third quarter of 2007 compared to the same period in 2006.  Selling and administrative expenses as a percentage of sales decreased to 26.1 percent in the third quarter of 2007 from 27.3 percent in the same period of 2006.  This decrease was due primarily to increased OEM and aftermarket RSP sales at Barnes Aerospace which have lower selling and administrative expense components, offset in part by higher selling and administrative expenses as a percentage of sales at Barnes Distribution.

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Operating income - Operating income was $40.1 million in the third quarter of 2007, an increase of 31.2 percent over the same period in 2006.  Barnes Aerospace and Barnes Industrial were the primary contributors to the increase in operating income, partially offset by decreases in Barnes Distribution.  Operating income margin for the quarter improved to 11.1 percent from 9.5 percent a year ago.

Other Income/Interest Expense - Other expenses, net of other income, decreased $0.3 million in the third quarter of 2007, compared to the same period in 2006, primarily as a result of lower foreign exchange losses.  Interest expense of $6.2 million decreased $0.6 million in the third quarter of 2007, primarily due to a lower average interest rate driven in large part by the addition of the 3.375 percent convertible notes issued in the first quarter of 2007.

On July 1, 2007 the Company’s 3.75 percent convertible senior subordinated notes became eligible for conversion; however, from July 1, 2007 until September 30, 2007, none of the notes were converted.  Following clarification of the accounting for the amortization of deferred fees it was determined that, based on the Company’s policy of amortizing deferred debt issuance costs over the stated term of the debt, the acceleration of the amortization of the deferred debt issuance costs of $2.4 million pre-tax was not required.

Income Taxes - The Company’s effective tax rate for the first nine months of 2007 was 19.4 percent, which resulted in an effective tax rate for the third quarter of 2007 of 18.3 percent, compared with 21.7 percent in the first nine months of 2006 and 20.8 percent for the full-year of 2006.  Changes in the Company’s tax rate are largely dependent on the mix between domestic and international earnings.  The decrease in the effective tax rate from 2006 was primarily driven by lower Barnes Distribution results in North America and additional earnings from the Revenue Sharing Programs in Singapore, a lower-tax jurisdiction.

As detailed previously, a recently enacted change to tax laws in Mexico is expected to have a one-time adverse impact of no greater than $3.3 million on income tax expense in the fourth quarter of 2007 due to the adjustment of deferred tax assets.

Net income - Net income for the third quarter was $27.7 million, a 46.7 percent increase over last year and diluted EPS was $0.47, a 34.3 percent increase.  EPS growth was adversely affected by a 9.2 percent increase in diluted shares to 58.4 million, which includes the dilutive effect of the convertible notes.  This dilutive effect was in large part driven by the increase in the Company’s stock price.  The anticipated weighted average diluted share count for the full year 2007 is projected to be approximately 58 million.

Balance Sheet / Cash Flow - Cash was $22.6 million at the end of the quarter.  The debt to capitalization ratio was 40.3 percent, at the low-end of the Company’s targeted range of 40 to 45 percent.  The debt-to-EBITDA ratio was 2.11 times versus a total debt covenant of 4.0 times, and allows for additional borrowings in excess of the currently unused credit line of $306.2 million.

The Company entered into an Amended and Restated Credit agreement in September 2007 which, among other things, extended the maturity date of the facility through September 2012, increased the borrowing capacity of Barnes Group Switzerland GmbH, and decreased the interest rate.

Operating activities provided $87.2 million in cash in the nine months of 2007 compared to $69.8 million in the first nine months of 2006.  Compared to the 2006 period, operating cash flows in the 2007 period were positively impacted by improved operating performance.

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Capital expenditures for the third quarter were approximately $10.0 million.  Full-year capital expenditures are projected to be in the $45 to $50 million range and are directed primarily to investments needed to increase capacity and improve operational efficiency.  Depreciation is expected to be around $35 million and the estimated amortization of intangible assets is projected to be around $11 million.

Barnes Group will conduct a conference call with investors to discuss third quarter results at 8:30 a.m. EDT today, November 2, 2007.  The conference call will consist of brief opening remarks followed by a question and answer session.  A web cast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.barnesgroupinc.com.

Celebrating its 150th anniversary in 2007, Barnes Group Inc. (NYSE:B) is an international aerospace and industrial components manufacturer and full-service distribution company focused on achieving consistent, sustainable, and predictable results.  Founded in 1857, Barnes Group consists of three businesses:  Barnes Aerospace, Barnes Distribution and Barnes Industrial.  Nearly 6,500 dedicated employees at more than 65 locations worldwide contribute to Barnes Group Inc.’s success.  For more information, visit www.barnesgroupinc.com.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties, which are described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the behavior of financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; changes in raw material prices and availability; our dependence upon revenues and earnings from a small number of significant customers; uninsured claims; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Investor Relations:	Brian D. Koppy – 860.973.2126
Media:	Stephen J. McKelvey – 860.973.2132

###

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended September 30,			Nine months ended September 30,
	2007	2006	% Change	2007	2006	% Change

Net sales	$360,386	$322,048	11.9	$1,080,562	$930,826	16.1

Cost of sales	226,139	203,493	11.1	666,888	592,496	12.6
Selling and administrative expenses	94,157	87,989	7.0	290,121	250,939	15.6

	320,296	291,482	9.9	957,009	843,435	13.5

Operating income	40,090	30,566	31.2	123,553	87,391	41.4

Operating margin	11.1%	9.5%		11.4%	9.4%

Other income	245	(21)	NM	876	856	2.3

Interest expense	6,162	6,768	(9.0)	19,623	16,906	16.1
Other expenses	304	309	(1.5)	965	694	39.1

Income before income taxes	33,869	23,468	44.3	103,841	70,647	47.0

Income taxes	6,208	4,607	34.7	20,138	15,306	31.6

Net income	$27,661	$18,861	46.7	$83,703	$55,341	51.2

Per common share:
Net income:
Basic	$0.52	$0.36	44.4	$1.58	$1.10	43.6
Diluted	0.47	0.35	34.3	1.47	1.06	38.7
Dividends	$0.140	$0.125	12.0	$0.405	$0.36	12.5

Average common shares outstanding:
Basic	53,605,631	51,868,493	3.3	53,108,604	50,188,177	5.8
Diluted	58,427,435	53,526,824	9.2	57,118,331	52,415,932	9.0
NM-not meaningful

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended September 30,			Nine months ended September 30,
	2007	2006	% Change	2007	2006	% Change
		As Adjusted			As Adjusted

Net Sales

Barnes Aerospace	$103,157	$77,185	33.6	$286,767	$218,048	31.5

Barnes Distribution	131,988	123,800	6.6	409,258	349,333	17.2

Barnes Industrial	125,615	121,315	3.5	385,524	364,086	5.9

Intersegment sales	(374)	(252)	(48.2)	(987)	(641)	(54.1)

Total net sales	$360,386	$322,048	11.9	$1,080,562	$930,826	16.1

Operating profit

Barnes Aerospace	$$20,686	$11,326	82.6	$56,110	$30,494	84.0

Barnes Distribution	2,685	6,028	(55.5)	12,566	17,358	(27.6)

Barnes Industrial	16,803	13,216	27.1	55,016	39,553	39.1

Total operating profit	40,174	30,570	31.4	123,692	87,405	41.5

Interest income	229	230	(0.4)	668	792	(15.7)

Interest expense	(6,162)	(6,768)	(9.0)	(19,623)	(16,906)	16.1

Other income (expense), net	(372)	(564)	34.1	(896)	(644)	39.1

Income before income taxes	$33,869	$23,468	44.3	$103,841	$70,647	47.0

Note:
In the third quarter of 2007, the Company realigned its reportable business segments by transferring the stock spring catalog and custom solutions business from Barnes Distribution to Barnes Industrial, whose Engineered Springs business manufactures many of the spring products sold by this business.  Segment information was adjusted on a retrospective basis to reflect this change.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	September 30, 2007	September 30, 2006
Current assets
Cash and cash equivalents	$22,619		$32,150
Accounts receivable	228,967		203,272
Inventories	216,601		185,770
Deferred income taxes	25,687		22,292
Prepaid expenses	16,765		14,944

Total current assets	510,639		458,428

Deferred income taxes	21,919		20,107
Property, plant and equipment, net	222,306		208,373
Goodwill	377,025		349,478
Other intangible assets, net	304,173		242,020
Other assets	52,181		52,527

Total assets	$1,488,243		$1,330,933

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$10,834	$	- -
Accounts payable	180,623		156,825
Accrued liabilities	109,869		107,467
Long-term debt-current	51,844		20,999

Total current liabilities	353,170		285,291

Long-term debt	359,356		415,199
Accrued retirement benefits	113,290		90,326
Other liabilities	38,447		31,141

Stockholders' equity	623,980		508,976

Total liabilities and stockholders' equity	$1,488,243		$1,330,933